Exhibit 2.3(5)

                          MANAGEMENT SERVICES AGREEMENT


         THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") dated and effective as of October 1, 2005 (the "Effective Date"), is made by and between TUSCARAWAS OPEN MRI, L.P., an Ohio limited partnership ("Partnership"), and ORION HEALTHCORP, INC. (formerly known as SurgiCare, Inc.), a Delaware corporation ("Manager").

                                    RECITALS

         WHEREAS, Partnership currently operates a magnetic resonance imaging ("MRI") center located at 340 Oxford Street, Suite 30, Dover, Ohio (the "Center");

                  WHEREAS, Manager has expertise in the management of diagnostic imaging centers; and

         WHEREAS, Partnership and Manager each desire that Partnership engage Manager as the exclusive manager to assist with the management of the Center and the provision of non-medical services to the Center, pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to become legally bound, hereby agree as follows:

                              TERMS AND CONDITIONS

         1. MANAGER'S DUTIES. For the period commencing on the Effective Date and ending on the last day of the Term (as hereinafter defined) of this Agreement, Partnership hereby appoints Manager as its exclusive manager to assist with managing the operations of the Center by providing the services set forth on EXHIBIT A attached hereto and incorporated by this reference herein (hereinafter collectively referred to as the "Management Services"), and Manager hereby accepts such appointment.

         2. AUTHORITY AND CONTROL. Manager acknowledges that ultimate control of the business and operations of Partnership and the Center shall remain with Partnership pursuant to the terms of Partnership's Limited Partnership Agreement (the "Partnership Agreement"), and that Partnership, by entering into this Agreement, is delegating only those powers, duties and responsibilities expressly set forth in this Agreement.

         3. CONDUCT OF CENTER. As between Partnership and Manager, Partnership shall be solely and exclusively in control of all professional aspects of Partnership and the Center and the delivery of diagnostic imaging and/or other medical services at the Center. Partnership shall consult with Manager as to the fees or charges for the rendition of services at the Center; however, Manager shall have no authority with respect to the final establishment of fees or charges for the rendition of services at the Center. Manager shall have the sole right and authority to hire, employ, train, supervise, terminate and compensate all non-clinical employees and staff for the Center, except as otherwise specifically provided below.



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         4.   PARTNERSHIP'S   DUTIES.   During  the  Term  of  this   Agreement:

         (i) Partnership shall operate the Center on a full-time basis and, in conjunction with its staff, shall be responsible for the medical care of patients at the Center. Partnership shall provide those services that a licensed MRI center is authorized to provide to such patients in a manner that is in accordance with the prevailing standards and practices in the community and in compliance with all applicable laws and regulations.

         (ii) Partnership shall engage an appropriately qualified, licensed physician to supervise the medical services provided at the Center. Such physician shall maintain: (a) an unrestricted license to practice medicine in the State of Ohio; (b) good standing with the medical board of the State of Ohio; (c) a Federal Drug Enforcement Administration certificate; (d) a State of Ohio controlled dangerous substance certificate without restrictions; (e) such hospital medical staff memberships and clinical privileges appropriate to his or her specialty, as determined by Partnership and sufficient to meet the requirements of payors; (f) his or her skills through continuing education and training; (g) professional liability insurance for his or her specialty in such amounts as agreed upon by Manager and Partnership from time to time; and (h) compliance with such other requirements as are reasonably requested by the Partnership.

         (iii) Partnership shall ensure that at all times during the Term of this Agreement, all physicians and personnel comply with the rules and regulations of the Center. The rendition of all medical services and the supervision of all personnel rendering medical services at the Center shall, as between the Partnership and Manager, be the sole and exclusive responsibility of Partnership.

         (iv) Partnership shall comply with any and all federal, state and local statutes, regulations, rules, orders or other requirements that affect the Center and/or its operations, including without limitation the Center's billing, coding and collection practices and systems. Partnership shall obtain and maintain all licenses and accreditations as are necessary for a facility's provision of items and services in connection with diagnostic imaging services and the operation of an MRI center.

         (v) With respect to legal compliance issues, Partnership shall be solely responsible for complying with, and ensuring its compliance with, all applicable federal and state laws, rules and regulations, including without limitation, all Medicare, Medicaid, billing and coding laws, rules and regulations. Although Partnership may consult with Manager regarding compliance issues, the parties hereby explicitly acknowledge and agree that it shall be Partnership's sole responsibility to comply with, and to determine whether Partnership and the Center are in compliance with, any applicable Medicare or Medicaid laws, rules or regulations or any other applicable federal or state laws, rules or regulations.

         (vi) The professional services provided at the Center shall at all times be provided in accordance with applicable standards, laws and regulations applying to the medical profession. The Center and the staff shall comply with all payor contracts.

         5. CONSIDERATION PAYABLE TO MANAGER FOR MANAGEMENT SERVICES. As compensation for the Management Services that Manager provides pursuant to the terms of this Agreement, Partnership shall pay to Manager a monthly management fee (the "Management Fee") equal to five percent (5%) of Total Collected Payments (as hereinafter defined) of the Center during the prior calendar month. "Total Collected Payments" as used herein means all payments, whether such payments are partial payments or payments in full, Partnership receives for diagnostic imaging services and items rendered or provided at the Center, as reduced by refunds and chargebacks. On or before the fifteenth (15th) day of each calendar month of the Term, Partnership shall deliver to Manager the Management Fee owed for the immediately preceding calendar month. Partnership and Manager agree that the Management Fee is based on the fair market value for the services provided. Manager shall not limit charitable care improperly or engage in inappropriate collection practices and shall follow the Hospital Care Assurance Program Rules of the State of Ohio.


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         6.  EXPENSES.  Within  ten (10) days of  providing  Partnership  with a monthly itemized invoice, Manager shall be reimbursed for all reasonable and direct expenses incurred in performing the Management Services, including but not limited to, all costs associated with the Manager's employment of non Clinical Personnel (as defined in EXHIBIT A) (including without limitation, salaries, wages, employee benefits, and reimbursement of expenses), legal fees, accounting fees, and other professional fees. Partnership shall be solely responsible for and obligated to pay all expenses associated with its operation including, but not limited to, all Partnership employee compensation (including without limitation salaries, wages, employee benefits, and reimbursement of expenses).

         7. TERM AND TERMINATION.

         (i) This Agreement shall be in effect for the period which commences on the Effective Date of this Agreement and ends two (2) years thereafter, unless sooner terminated as provided herein (such initial term and any and all renewal terms shall be referred to herein as the "Term"). The Term shall automatically continue on a year to year basis, unless either the Partnership or the Manager gives the other party at least ninety (90) days prior written notice of its intent not to extend the then current Term. Additionally, should there be a change in the existing leadership of Manager (i.e., a change in the representative to the Partnership), the Partnership shall have the option to terminate this Agreement upon sixty (60) days prior written notice. Notwithstanding the foregoing, either Partnership or Manager, at its option, may terminate this Agreement, upon the occurrence of any of the following:

                  (a) In the event  Partnership  and Manager  mutually  agree in writing that this Agreement may be terminated and on the date so specified in such written agreement;

                  (b) Immediately, if the other party files a petition in bankruptcy or is adjudicated bankrupt, or any receiver or trustee is appointed for it or for a substantial portion of its assets, or it shall make an assignment of substantially all of its assets for the benefit of its creditors;

                  (c) If the other party materially breaches any of the terms of this Agreement, the non-breaching party provides the breaching party with written notice of the breach and a suggested method for curing such breach, and the breaching party fails to cure such breach, or make a good faith effort to initiate curative action and diligently prosecute such action within the applicable cure period. The cure periods for a breach shall be: fifteen (15) days for the failure to pay any compensation when due; thirty (30) days if the breach affects a patient's safety or quality of care; and sixty (60) days for any other breaches;

                  (d) Manager shall have the right to terminate this Agreement by giving written notice to Partnership if Partnership is suspended or prohibited from participating in the Medicare or Medicaid programs or is excluded from entering into health care provider agreements with any material portion of the managed care or health care insurance industry and such suspension, prohibition or exclusion is not rescinded within thirty (30) days following the commencement thereof; or

                  (e) In the event the Center is totally or substantially destroyed by fire, explosion, flood, windstorm, hail, or other casualty or act of nature, and the owner/landlord of the facility in which the Center is housed decides not to repair or rebuild such facility, or in the event all or a substantial portion of such facility is taken or is to be taken by condemnation or eminent domain proceeding. If the owner/landlord decides to repair or rebuild such facility to its original size and condition, the Management Fee attributable to that period during which the Center is not operational and the duties and obligations of Manager and Partnership hereunder shall abate until such time as the Center is suitable for Manager and Partnership to resume duties and obligations hereunder.

         (ii) Upon termination of this Agreement for any reason:

                  (a) Partnership shall owe to Manager, and shall pay Manager, the full amount of any Management Fees and Expenses owing pursuant to the terms of Sections 5 and 6 of this Agreement, up through and including the date of termination. Partnership shall owe no further fees to Manager following the date of termination, except as provided for in Section 5;

                  (b) Manager's obligations to perform services hereunder shall completely cease, subject to subparagraph (c) below in this Section; and

                  (c) Manager shall return to Partnership, within thirty (30) days after termination of this Agreement, copies of all data in Manager's possession relating to Partnership and existing on the date of termination.

         8. INDEPENDENT CONTRACTOR STATUS.

         (i) Notwithstanding any provision contained herein to the contrary, each of Partnership and Manager understand and agree that the parties hereto intend to act and perform as independent contractors and that, therefore, neither Partnership nor Manager is an employee, partner, joint venturer, or agent of the other. Nothing in this Agreement shall be construed as placing the parties in a relationship of employer-employee, partners, joint venturers, or principal-agent. Neither party shall have the right to make any promises, warranties or representations, or to assume or create any obligations, on behalf of the other party.

         (ii) Manager agrees to be solely and entirely responsible for its acts and for the acts of its employees and agents, and for paying all applicable taxes required by law in connection with Manager's employees and agents, such as payroll, income, withholding and Social Security taxes, and all applicable insurance required by law, such as workers' compensation and unemployment insurance; provided, however, Manager does not assume responsibility for the acts of its employees and agents if such acts are performed under the professional direction and supervision of Clinical Personnel (as hereinafter defined).

         (iii) Partnership agrees to be solely and entirely responsible for its acts and for the acts of its employees and agents, and for paying all applicable taxes required by law in connection with the Partnership's employees and agents, such as payroll, income, withholding, and Social Security taxes, and all applicable insurance required by law, such as workers' compensation and unemployment insurance.

         (iv) In the event any governmental entity, including without limitation, the Internal Revenue Service, should question or challenge the independent contractor status of Manager or its employees and agents with respect to the Partnership and the Management Services rendered hereunder, such party shall promptly notify the other party and afford the other party the opportunity to participate in any discussion or negotiation with the governmental entity. In the event the governmental entity concludes that an independent contractor relationship does not exist, either party may terminate this Agreement immediately upon written notice to the other party.

         9. MUTUAL INDEMNIFICATIONS.

         (i) INDEMNIFICATION BY MANAGER. Manager shall protect, save and keep Partnership harmless and indemnify Partnership, its Limited Partners, General Partner, and their officers, agents and employees against any and all claims, obligations, demands, costs, damages, legal or administrative proceedings, suits, judgments, expenses, and liabilities of any kind or nature whatsoever, including reasonable attorneys' fees and costs at all levels of trial and appeal, to the extent that any of same are not covered by a policy of insurance and arise directly out of or in connection with the negligence, gross negligence, willful acts or omissions of Manager's officers, directors, employees and/or agents in the performance of their obligations hereunder or in connection with this Agreement in any way, except for acts of its employees and agents if such acts are performed under the professional direction and supervision of Clinical Personnel (as defined in EXHIBIT A).

         (ii) INDEMNIFICATION BY PARTNERSHIP. Partnership shall protect, save and keep Manager harmless and indemnify Manager, its officers, directors, agents and employees against any and all claims, obligations, demands, costs, damages, legal or administrative proceedings, suits, judgments, expenses, and liabilities of any kind or nature whatsoever, including reasonable attorneys' fees and costs at all levels of trial and appeal, to the extent that any of same are not covered by a policy of insurance and arise directly out of or in connection with the negligence, gross negligence, willful acts or omissions of Partnership's Limited Partners, General Partner, officers, employees and/or agents in the performance of their obligations hereunder, in connection with this Agreement in any way, or in the operation of the Center.

         (iii) RULES REGARDING INDEMNIFICATION. The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in Sections 9(i) and 9(ii) above, stating the nature and basis of said claims and the amounts thereof, to the extent known. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit, action or claim and the indemnifying party shall have presented evidence satisfactory to the indemnified party of the indemnifying party's financial ability to satisfy its obligations under this Section 9 or, in the indemnified party's sole discretion, the indemnifying party shall have provided to the indemnified party collateral or security sufficient to satisfy the indemnifying party's obligations to the indemnified party hereunder, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such claim, lawsuit or action and to employ and engage attorneys of its own choice to handle and contest and defend the same, at the indemnifying party's cost, risk and expense. If the claim, lawsuit or action is an insured claim under the indemnifying party's applicable insurance coverage, the claim shall be submitted to the insurance carrier. The indemnified party shall cooperate in all reasonable respects, at the cost and expense of the indemnifying party, with the indemnifying party, the insurance carrier (if applicable) and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, or in the processing and resolution of any claim filed with the insurance carrier, and both parties shall cooperate with each other to insure the diligent and timely resolution of the matters in this Article 9 and in providing access to relevant books and records in their possession; provided, however, that the indemnified party may, at its own cost, select counsel and participate in the investigation, settlement, trial and defense of such claim, lawsuit or action and any appeal arising therefrom. No indemnifying party may effect any settlement that could result in any cost, expense or liability to the indemnified party unless such indemnified party consents in writing to such settlement and the indemnifying party agrees to indemnify the indemnified party therefore. No indemnified party may pay any claim or effect any settlement that could result (i) in any cost, expense or liability of the indemnifying party under this Agreement or otherwise, or (ii) in preventing the indemnifying party from recovering under the indemnifying party's insurance coverage, unless the indemnifying party consents in writing to such payment or settlement; provided, however, that the indemnified party may pay any such claim or effect a settlement if the indemnified party relieves the indemnifying party of any liability therefore. All insurance proceeds collected pursuant to the indemnified party's insurance coverage shall be paid to satisfy such claim, lawsuit or enforcement action and the balance, if any, shall be paid to the indemnified party. Any damages incurred by an indemnified party not covered by insurance shall be paid to indemnified party by the indemnifying party.

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         10. CONFIDENTIALITY COVENANT.

         (i) Each party ("First Party") recognizes and acknowledges that during the Term hereof it shall have access to certain trade secret, proprietary and confidential information of the other party ("Other Party") and that such information constitutes valuable, special and unique property of Other Party. The parties hereto confirm that it is reasonably necessary to protect Other Party's goodwill, and First Party does hereby agree to keep secret and confidential all information heretofore or hereafter acquired by it relating to the following (all such information being hereinafter referred to as "Confidential Information"): (a) the financial condition and other information relating to the business of the Other Party, including without limitation, its rates for services, its contracts and its managed care contracting payment rates and information; (b) the systems, products, plans, services, marketing, sales, administration and management procedures, trade relations or practices, techniques and practices heretofore or hereafter acquired, developed and/or used by Other Party; and (c) the suppliers, vendors, lenders, independent contractors and employees of Other Party and the terms of any contracts with same. First Party further agrees that it shall at no time during the Term of this Agreement or thereafter disclose any such Confidential Information to any person, firm, corporation, association, or other entity (hereinafter referred to as "Third Parties"), or use the same in any manner other than in connection with the business and the affairs contemplated by this Agreement. First Party agrees that, upon the termination of this Agreement for any reason whatsoever, with or without cause, whether under the terms of this Agreement or otherwise, it shall forthwith deliver or cause to be delivered to Other Party any and all working papers, forms, records, account listings, financial statements, notebooks, manuals, keys, data and other documents and materials in its possession or under its control relating to or containing any such Confidential Information. Notwithstanding any other provision of this Agreement, this Section 10 shall not apply to: (a) any information which is, or will become, public during the Term, other than by breach of this Agreement by First Party; (b) any information independently made lawfully available to First Party as a matter of right by a third party; (c) any information which was independently developed by First Party without the use of Confidential Information; (d) any information which is ordered to be released by requirement of a governmental agency or court of law;
(e) any information provided to employees, agents or professional advisors, such as attorneys and accountants, of First Party; (f) any information received by Manager in its capacity as an investor in the Partnership rather than in its capacity as Manager.

         (ii) First Party also understands that Other Party has received and in the future shall receive from certain third parties confidential or proprietary information ("Third-Party Information") subject to a duty on Other Party's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term of this Agreement and thereafter, First Party agrees to hold Third-Party Information in the strictest confidence and not to disclose (to anyone other than personnel who need to know such information in connection with their work hereunder) or use, lecture upon or publish, except in connection with the performance of its obligations hereunder, such Third-Party Information unless expressly authorized by an executive officer of Other Party in writing.

         (iii) First Party acknowledges that satisfaction of the covenants and agreements set forth in this Section 10 is necessary to protect the business, goodwill, and other proprietary interests of Other Party and that a breach of such covenants or agreements will result in irreparable and continuing damage to Other Party for which there will be no adequate remedy at law. First Party acknowledges that a breach of Section 10 would result in irreparable damage to Other Party and, without limiting other remedies which may exist for any breach of Section 10, First Party agrees that Section 10 may be enforced by temporary restraining order, temporary injunction, or permanent injunction restraining violation thereof, pending or following trial on the merits. First Party hereby waives the claim or defense that an adequate remedy at law for such a breach exists. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the maximum scope, duration and territory that the court deems reasonable, and this Agreement shall thereby be reformed. The parties also agree that the existence of any claim or cause of action by Manager against Partnership, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately. The covenants contained in this
Section 10 shall survive any termination or expiration of this Agreement.

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         11. USE OF NAME;  PROPRIETARY  PROPERTY.  Partnership  hereby grants to
Manager the nonexclusive right, license and privilege to use Partnership's logo, if any, and the name "Tuscarawas Open MRI" alone or as a portion of or in connection with the corporate name of Manager during the Term, and subject to all of the terms and conditions provided herein. Partnership agrees to provide Manager with access, without charge, to the outcomes and other data developed by Partnership for use in the operation of the Center. Manager may include its name and the name of Partnership on any letterhead, professional announcements, brochures, promotional materials, private placements, public offerings, and the like relating to Partnership or Manager. Manager is and shall be the sole owner and holder of all right, title and interest to the proprietary property of Manager consisting of all copyright, service mark and trademark rights and interests in the logo, management information and other systems, forms, form contracts, and policy manuals relating to the Center, excluding any logos purchased or created solely by Partnership. Partnership agrees that it shall not at any time knowingly harm, misuse or bring into disrepute the proprietary property of Manager.

         12. INSURANCE. During the Term of this Agreement, Manager and Partnership shall maintain: professional, casualty, comprehensive general liability insurance coverage and workers compensation coverage in amounts and as required by state and federal law.

         13. NOTICES. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given upon receipt or refusal to accept receipt when delivered personally, by telegraphic or other electronic means (including telecopy and telex) or overnight courier, or five
(5) days after being deposited in the United States mail, with postage prepaid thereon, or certified or registered mail, return receipt requested, addressed as follows:

                  IF TO PARTNERSHIP:

                  Tuscarawas Open MRI, L.P.
                  340 Oxford Street, Suite 30
                  Dover, Ohio  44622
                  Attention:  General Partner

                  IF TO MANAGER:

                  Orion HealthCorp, Inc.
                  1805 Old Alabama Road, Suite 350
                  Roswell, GA  30076
                  Attention:  CEO

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

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         14. AUTHORITY TO SIGN. By signing this Agreement, each party represents and warrants to all other parties that its execution of this Agreement is duly authorized in accordance with applicable laws relating to such parties, that this Agreement is fully enforceable according to its terms against such executing party and that the individual executing on any corporation's behalf has the requisite power and authority to do so.

         15. GOVERNING LAW; CHOICE OF FORUM. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Ohio, and without regard to conflict of laws principles. The parties hereto hereby consent to venue within Tuscarawas County, Ohio and waive the right to any other venue for all purposes in connection with any action or proceeding commenced between the parties hereto in connection with or arising from this Agreement.

         16. ENTIRE AGREEMENT; NO ORAL MODIFICATION. This Agreement constitutes the entire final agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements between the parties hereto, both oral and written, concerning the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by all of the parties hereto.

         17. ASSIGNMENT. This Agreement may not be assigned by either Partnership or Manager, without the other party's prior written consent;
provided, however, that Manager may, without the prior written consent of Partnership, assign its rights and delegate its duties hereunder: (i) to one (1) or more of its affiliates; (ii) to a third party as part of a sale of substantially all of Manager's assets; and (iii) to any lending institution, for security purposes or as collateral, from which Manager obtains financing. A merger, consolidation, change in shareholders or controlling interest, or stock-for-stock exchange by Manager shall not be deemed to constitute an assignment of this Agreement.

         18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as possible and be legal, valid and enforceable.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that execution pages transmitted by facsimile are fully binding upon the parties.

         20. WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver, or a waiver of any future or past breach or violation, or a waiver of any other term, provision or covenant of this Agreement.

         21. HEADINGS. The section headings contained herein are for reference purposes only and are not to be deemed a part of this Agreement.

         22. RECITALS. The parties agree and represent that the recitals on the first page of this Agreement are true and correct and are incorporated into this Agreement.

         23. GENDER AND NUMBER. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine and neuter, and all words shall include the singular and plural.

         24. PREVAILING PARTY. If any litigation, including arbitration, arises as a result of the terms, conditions or provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees at all pre-trial, trial and appellate levels, as well as all costs and expenses. In addition, the prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney's fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

         25. SURVIVAL. The provisions of this Agreement that by their nature are intended to survive the termination or expiration of this Agreement, including, without limitation, Sections 9, 10 and 11, shall survive the termination or expiration of this Agreement.

         26. TIME OF ESSENCE. Time is of the essence in this Agreement.

         27. RULE OF CONSTRUCTION. The terms and conditions set forth in this Agreement are the product of mutual draftsmanship and review by the parties hereto, each being represented by counsel. Any ambiguities in this Agreement or any agreement prepared or to be prepared pursuant to or in connection with this Agreement shall not be construed against any one party because of the draftsmanship. This Agreement shall be interpreted in a neutral fashion consistent with the intent of the parties as stated herein.

         28. CONTINUED VALIDITY. The parties hereto have made all reasonable efforts to ensure that this Agreement represents and memorializes the economic arrangement between the parties hereto and that it complies with all applicable laws, including, but not limited to, all applicable health care laws. The parties are aware that there may be no clear or definitive guidance with respect to the applicability of various health care laws to the management arrangement contained herein including, but not limited to, the management fee arrangement. While the parties have attempted to review and analyze all applicable laws in an effort to comply with same, the parties acknowledge that the applicable health care laws, and interpretations thereof, are often vague and are constantly changing. The parties therefore understand and acknowledge that as applicable law, and interpretations thereof, become more settled, this Agreement may need to be amended in order to comply with such law, or interpretations thereof, as the case may be. If at any time either party reasonably believes in good faith based upon the written opinion of reputable health care counsel that this Agreement or the performance by that party of any of its obligations under this Agreement violates any such law or regulation, state or federal, or interpretation thereof, or could result in the loss or restriction of that party's license or that party's right to participate in Medicare or any other governmental program, then that party may, upon written notice, require the other party to enter into good faith negotiations to renegotiate the affected term(s) of this Agreement. If the parties are unable to reach an agreement concerning the modification of this Agreement within forty-five (45) days after the date of the notice seeking renegotiation, then either party may immediately terminate this Agreement by written notice to the other party.

         29. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to, nor shall it be construed to, create any rights in any third parties.

         30. NO REFERRAL ARRANGEMENTS. The parties hereby acknowledge and agree that no benefits to the parties hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Partnership or any of its affiliates, to any patients of the Center, or Partnership's employees or agents. Manager shall neither have nor exercise any control or direction over the number, type, or recipient of patient referrals made by physicians, and nothing in this Agreement shall be construed as directing or influencing such referrals. None of Manager's activities contemplated under this Agreement or otherwise shall constitute obligations of Manager to generate patient flow or business to the Center. Further, there is absolutely no intent for Manager in any manner to be compensated to generate patients for the Center. Rather, Partnership has engaged Manager to manage the business aspects of the Center in order to enable Partnership to focus on delivering the highest quality of patient care.

         31. ACCESS TO RECORDS. In the event that Manager and Partnership are subject to the disclosure provisions contained in the Social Security Act, then each of the parties agrees to comply with same and agrees to make available upon request from the Secretary of the Department of Health and Human Services or the Comptroller General, or any of their duly authorized representatives, this Agreement and any other documents and records of such party deemed necessary by the requesting party to verify the nature and the extent of the costs hereof. If either of the parties carries out any of its obligations hereunder through subcontractors (subject to the assignment restrictions and other provisions hereof), pursuant to a contract for a value of Ten Thousand Dollars ($10,000) or more, said party shall require such subcontract to contain a provision allowing similar access. The parties' obligations hereunder and the terms to be placed in any subcontracts shall provide that such contracts, subcontracts, books and records shall be made available for a period of four (4) years after the provision of services specified hereunder or under any of the subcontracts.

         32. ADDITIONAL INSTRUMENTS. Each party shall, at the reasonable request of any other party hereto, execute and deliver to such other party all such further instruments, assignments, assurances and other documents, and take such actions as such other party may reasonably request in connection with the carrying out of this Agreement.

         33. INSPECTIONS. Partnership shall at all times during the Term, and at all times thereafter, make available to Manager for inspection by its authorized representatives during regular business hours, at the principal place of business of Partnership, any records of Partnership determined by Manager to be necessary to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records or necessary for any other reasonable purpose.

         34. AFFILIATE. As used herein, "affiliate" means, as to the Person (as hereinafter defined) in question, any Person that directly or indirectly controls, is controlled by, or is under control with, the Person in question and any successors or assigns of such Person; and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise. "Person" means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization.

         35. HIPAA. Both parties acknowledge the existence of and shall comply in all respects with the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder by the United States Department of Health and Human Services ("HIPAA") as amended from time to time. Accordingly, both parties shall execute the Business Associate Agreement, attached hereto as EXHIBIT B and incorporated herein by reference, simultaneously with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

         PARTNERSHIP:

         TUSCARAWAS OPEN MRI, L.P., AN OHIO LIMITED PARTNERSHIP

              By: UNION HOSPITAL, AN OHIO NONPROFIT CORPORATION, General Partner

                  By: /S/ EUGENE A. THORN
                  --------------------------------
                  Print  Name:  EUGENE A. THORN
                  --------------------------------
                  Print Title:  VP FINANCE
                  --------------------------------


         MANAGER:

         ORION HEALTHCORP, INC., A DELAWARE CORPORATION

         By: /S/ KEITH LEBLANC
         ----------------------------------------
         Print  Name:  KEITH LEBLANC
         ----------------------------------------
         Print Title:  PRESIDENT
         ----------------------------------------

                                    EXHIBIT A

                               MANAGEMENT SERVICES

Subject to the  provisions  of this  Agreement,  Manager  shall  during the Term
hereof  provide  the  following   services  and  assistance  to  Partnership  in
connection with the operation of the Center:

         (a) Directing the day-to-day non-medical operations of the Center to ensure the operations are conducted in a businesslike manner;

         (b)  Performing  all   non-medical   oversight   responsibilities   for
Partnership;

         (c) Hiring and providing certain non-physician personnel to perform services at the Center as reasonably necessary for the effective operation of the Center, other than: (i) physicians, and (ii) any and all health professionals determined by Manager and Partnership to be most properly employed or contracted by Partnership for purposes of payor requirements or applicable provisions of law. Consistent with applicable laws, Manager shall make all hiring, retention, and termination decisions, determine compensation and staffing levels, individual work hours, personnel policies, employee benefit programs, and the terms, conditions, obligations and privileges of employment or retention for all personnel who are employed or retained by Manager and who provide services to Partnership. With respect to any and all clinical personnel (meaning the personnel referenced in items (i) and (ii) above) (collectively the "Clinical Personnel") providing services to, through or on behalf of Partnership, Partnership shall make all hiring, retention, and termination decisions, determine compensation and staffing levels, individual work hours, personnel policies, employee benefit programs, and the terms, conditions, obligations and privileges of employment or retention of such Clinical Personnel. Furthermore, Partnership shall have the right and obligation to direct and supervise the delivery of clinical assistance (if any) by any personnel furnished by Manager. To the extent (if any) that an employee of Manager assists any Clinical Personnel in performing clinical functions, such employee of Manager shall be subject to the professional direction and supervision of such Clinical Personnel with respect to such assistance only, and in his or her performance of such clinical functions, shall not be subject to any direction or control by Manager, except as may be specifically authorized by Manager. However, the preceding sentence does not in any way create an employment relationship between Partnership and Manager's employee and does not in any way modify the employment relationship between Manager and such employee. Partnership shall be solely responsible for the payment of its Clinical Personnel's compensation and benefits (if any), any applicable payroll taxes and all other taxes and charges now or hereafter applicable to them;

         (d) Assisting in the billing and collection activities of Partnership for services provided at the Center in the name, address and under the provider number(s) of Partnership, consistent with Partnership's arrangements with payors and charity care and courtesy discount policies; provided, however, Partnership shall be responsible for billing and collecting for all its services. Manager shall promptly remit to Partnership any cash, checks or other receipts that Manager receives or takes possession of in connection with Manager assisting Partnership in its collection activities. Partnership shall obtain and maintain all provider numbers necessary to obtain payment or reimbursement for its services;

         (e)  Providing  Partnership  with  financial  reports  as  Manager  and
Partnership,  by  mutual  agreement,   determine  would  assist  Partnership  in
evaluating the performance of the Center;

         (f) Assisting Partnership in developing an annual business plan to include an operating budget, cash flow budget, capital budget, utilization goals and changes in service;

         (g) Assisting Partnership in the development and implementation of written policies, procedures and protocols to ensure the efficient and legal operation of the Center;

         (h) Assisting Partnership in the development and implementation of written policies, procedures and protocols to ensure the efficient and legal formation and operation of the Center;

         (i) Advising and assisting Partnership with respect to Partnership's negotiations with health care service plans, independent practice associations, health maintenance organizations, Medicare payors, and other state, federal and third-party purchasers of health care services;

         (j) Assisting Partnership's efforts to ensure that the Center is in compliance with governmental regulations;

         (k) Assisting Partnership's efforts to ensure that the Center is in compliance with Medicare and State of Ohio requirements, in addition to other agencies and insurance companies, as applicable;

         (l) Assisting and advising Partnership with respect to Partnership procuring and maintaining in full force and effect, hazard, liability, professional and other necessary insurance designed to protect Partnership against risks and losses associated with the Center's operations, including general liability and property insurance, professional liability insurance, and such other or additional insurance as Partnership deems appropriate;

         (m) Assisting in developing and implementing procedures and policies for the timely filing, maintenance and storage of all patient records generated by Partnership. All patient records shall be treated in accordance with all applicable state and federal laws relating to the confidentiality of patient records as well as Partnership's privacy policies. All patient records shall be the property of, maintained by, and in the custody of Partnership, but Partnership expressly agrees that Manager shall have access to such patient records, to the extent lawfully permitted, as is necessary for Manager to fulfill its obligations under this Agreement. Manager shall assist in developing and implementing written policies and procedures for protecting the confidentiality of the patient information, which policies and procedures are to be approved by Partnership; and

         (n) Providing any additional services that Partnership and Manager mutually agree on.

Notwithstanding any provision herein to the contrary, Manager agrees and acknowledges that, as between Partnership and Manager, Partnership shall have authority over all decisions regarding the clinical sufficiency, suitability, reliability and efficiency of a particular product, service, process or activity as it relates to the delivery of any medical services.

                                    EXHIBIT B

                          BUSINESS ASSOCIATE AGREEMENT


         This BUSINESS ASSOCIATE AGREEMENT (this "Agreement") is executed this ____ day of ___________, 2004 (the "Effective Date"), by and between TUSCARAWAS OPEN MRI, L.P., an Ohio limited partnership (the "Covered Entity"), and ORION HEALTHCORP, INC., a Delaware corporation (the "Business Associate"), and supplements, modifies, and amends any and all prior agreements (the "Underlying Relationship") entered into by and between the Covered Entity and the Business Associate.

                                R E C I T A L S:

         WHEREAS, during the course of the Underlying Relationship, Business Associate may receive from Covered Entity, or may receive or create on behalf of Covered Entity, certain Protected Health Information (as defined herein);

         WHEREAS, Covered Entity and Business Associate intend to protect the privacy and provide for the security of Protected Health Information disclosed to Business Associate pursuant to the Agreement in compliance with the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191
("HIPAA") and regulations promulgated thereunder by the U.S. Department of Health and Human Services entitled the "Privacy Standards for Individually Identifiable Information" which comprise 45 C.F.R. ss.ss. 160.101 (the "HIPAA Privacy Regulations") and other applicable laws;

         WHEREAS, the HIPAA Privacy Regulations compels Covered Entity to enter into a contract containing specific requirements with Business Associate as set forth in, but not limited to, Title 45, Sections 164.502(e) and 164.504(e) of the Code of Federal Regulations ("CFR") and contained in this Addendum requiring Covered Entity to obtain satisfactory assurance that Business Associate will appropriately safeguard all Protected Health Information disclosed by, or created or received by Business Associate on behalf, of Covered Entity; and

         WHEREAS, it is the mutual intent of the Covered Entity and Business Associate to amend the Agreement, as described in this Agreement, in order for the Covered Entity to comply with the HIPAA Privacy Regulations.

         NOW, THEREFORE, in consideration of the agreements, covenants, terms and conditions herein contained and other consideration, the sufficiency of which is hereby acknowledged, the Covered Entity and the Business Associate hereby agree as follows:

I.       DEFINITIONS FOR USE IN THIS ADDENDUM

         "Data Aggregation" shall mean, with respect to Protected Health Information created or received by the Business Associate in its capacity as the Business Associate of the Covered Entity, the combining of such Protected Health Information by the Business Associate with the Protected Health Information received by the Business Associate in its capacity as a Business Associate of another Covered Entity, to permit data analyses that relate to the health care operations of the respective Covered Entities.

         "Designated Record Set" shall mean a group of records maintained by or for the Covered Entity that is (i) the medical records and billing records about individuals maintained by or for the Covered Entity; (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the Covered Entity to make decisions about individuals. As used herein the term "Record" means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for the Covered Entity.

         "Electronic Media" shall mean the mode of electronic transmissions. It includes the Internet, extranet (using Internet technology to link a business with information only accessible to collaborating parties), leased lines, dial-up lines, private networks, and those transmissions that are physically moved from one location to another using magnetic tape, disk, or compact disk media.

         "Individually Identifiable Health Information" shall mean information that is a subset of health information, including demographic information collected from an individual, and (i) is created or received by a health care provider, health plan, employer, or health care clearinghouse; and (ii) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (a) identifies the individual, or (b) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

         "Protected Health Information" shall mean Individually Identifiable Health Information that is (i) transmitted by electronic media, (ii) maintained in any medium constituting Electronic Media; or (iii) transmitted or maintained in any other form or medium. "Protected Health Information" shall not include
(i) education records covered by the Family Educational Right and Privacy Act, as amended, 20 U.S.C. ss.1232g and (ii) records described in 20 U.S.C.ss.1232g(a)(4)(B)(iv). For instance, Protected Health Information includes information contained in a patient's medical records and billing records.

         "Secretary" shall mean the Secretary of the U.S. Department of Health and Human Services or any office or person within the U.S. Department of Health and Human Services to which/whom the Secretary has delegated his or her authority to administer the Privacy Standards, such as the Director of the Office for Civil Rights.

II.  OBLIGATIONS OF BUSINESS ASSOCIATE

         Section 2.1. USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION. The Business Associate may use and disclose Protected Health Information only as required to satisfy its obligations pursuant to the Underlying Relationship, as permitted herein, or required by law, but shall not otherwise use or disclose any Protected Health Information. The Business Associate shall not and shall ensure that its directors, officers, employees, contractors and agents do not use or disclose Protected Health Information received from the Covered Entity in any manner that would constitute a violation of the Privacy Standards if used by the Covered Entity, except that the Business Associate may use Protected Health Information (i) for the Business Associate's proper management and administrative services, (ii) to carry out the legal responsibilities of the Business Associate or (iii) to provide data aggregation services relating to the health care operations of the Covered Entity if required pursuant to the Underlying Relationship. The Business Associate acknowledges that, as between the Business Associate and the Covered Entity, all Protected Health Information shall be and remain the sole property of the Covered Entity, including any and all forms thereof developed by the Business Associate in the course of its fulfillment of its obligations pursuant to the Underlying Relationship. The Business Associate further represents that, to the extent the Business Associate requests that the Covered Entity disclose Protected Health Information to the Business Associate, such a request is only for the minimum necessary Protected Health Information for the accomplishment of the Business Associate's purpose.

         Section 2.2. SAFEGUARDS AGAINST MISUSE OF INFORMATION. The Business Associate shall use all appropriate safeguards to prevent the use or disclosure of Protected Health Information other than as permitted under this Agreement.

         Section 2.3. REPORTING OF DISCLOSURES OF PROTECTED HEALTH INFORMATION. The Business Associate shall, as soon as practicable, but in no event later than within five (5) days of becoming aware of any use or disclosure of Protected Health Information in violation of the Agreement by the Business Associate, its officers, directors, employees, contractors or agents or by a third party to which the Business Associate disclosed Protected Health Information pursuant to
SECTION 2.4, report any such disclosure to the Covered Entity. In such event, the Business Associate shall, in consultation with the Covered Entity, mitigate, to the extent practicable, any harmful effect that is known to the Business Associate of such improper use or disclosure.

         Section 2.4. AGREEMENTS BY THIRD PARTIES. The Business Associate shall obtain and maintain an agreement with each agent or subcontractor that has or will have access to Protected Health Information, which is received from, or created or received by the Business Associate on behalf of the Covered Entity, pursuant to which agreement such agent or subcontractor agrees to be bound by the same restrictions, terms and conditions that apply to the Business Associate pursuant to the Underlying Relationship with respect to such Protected Health Information.

         Section 2.5. ACCESS TO INFORMATION. Within ten (10) days of a request by the Covered Entity for access to Protected Health Information about an individual contained in a Designated Record Set, the Business Associate shall make available to the Covered Entity such Protected Health Information for so long as such information is maintained in the Designated Record Set. In the event any individual requests access to Protected Health Information directly from the Business Associate, the Business Associate shall within five (5) days forward such request to the Covered Entity. Any denials of access to the Protected Health Information requested shall be the responsibility of the Covered Entity.

         Section 2.6. AVAILABILITY OF PROTECTED HEALTH INFORMATION FOR AMENDMENT. Within twenty (20) days of receipt of a request from the Covered Entity for the amendment of an individual's Protected Health Information or a record regarding an individual contained in a Designated Record Set (for so long as the Protected Health Information is maintained in the Designated Record Set), the Business Associate shall provide such information to the Covered Entity for amendment and incorporate any such amendments in the Protected Health Information as required by 45 C.F.R. ss.164.526.

         Section 2.7. ACCOUNTING OF DISCLOSURES. Within twenty (20) days of notice by the Covered Entity to the Business Associate that it has received a request for an accounting of disclosures of Protected Health Information, other than related to the treatment of the patient, the processing of payments related to such treatment, or the health care operations of a Covered Entity or its Business Associate and not relating to disclosures made earlier than six (6) years prior to the date on which the accounting was requested, the Business Associate shall make available to the Covered Entity such information as is in the Business Associate's possession and is required for the Covered Entity to make the accounting required by 45 C.F.R. ss.164.528. At a minimum, the Business Associate shall provide the Covered Entity with the following information: (i) the date of the disclosure, (ii) the name of the entity or person who received the Protected Health Information, and if known, the address of such entity or person, (iii) a brief description of the Protected Health Information disclosed, and (iv) a brief statement of the purpose of such disclosure which includes an explanation of the basis for such disclosure. In the event the request for an accounting is delivered directly to the Business Associate, the Business Associate shall within five (5) days forward such request to the Covered Entity. The Business Associate shall implement an appropriate recordkeeping process to enable it to comply with the requirements of this Section.

         Section 2.8. AVAILABILITY OF BOOKS AND RECORDS. Beginning on April 14, 2003, the Business Associate shall make its internal practices, books and records relating to the use and disclosure of Protected Health Information received from, or created or received by the Business Associate on behalf of, the Covered Entity available to the Secretary for purposes of determining the Covered Entity's and the Business Associate's compliance with the Privacy Standards.

         Section 2.9. NOTICE OF REQUEST FOR DATA. The Business Associate agrees to notify the Covered Entity within ten (10) business days of the Business Associate's receipt of any request or subpoena for Protected Health Information. To the extent that the Covered Entity decides to assume responsibility for challenging the validity of such request, the Business Associate shall cooperate fully with the Covered Entity in such challenge.

         Section 2.10. INJUNCTION. The Business Associate acknowledges and agrees that the Covered Entity will suffer irreparable damage upon the Business Associate's breach of this Agreement and that such damages shall be difficult to quantify. The Business Associate acknowledges and agrees that the Covered Entity may file an action for an injunction to enforce the terms of this Agreement against the Business Associate, in addition to any other remedy the Covered Entity may have.

III.     TERMINATION OF AGREEMENT WITH BUSINESS ASSOCIATE

         Section 3.1. TERMINATION UPON BREACH OF PROVISIONS APPLICABLE TO PROTECTED HEALTH INFORMATION. Any other provision of the Underlying Relationship notwithstanding, the Underlying Relationship may be terminated by the Covered Entity upon ten (10) days written notice to the Business Associate in the event that the Business Associate breaches any provision contained in this Agreement and such breach is not cured within such ten (10) day period; provided, however, that in the event that termination of the Underlying Relationship is not feasible, in the Covered Entity's sole discretion, the Business Associate acknowledges and agrees that the Covered Entity has the right to report the breach to the Secretary, notwithstanding any other provision of the Underlying Agreement to the contrary.

         Section 3.2. RETURN OR DESTRUCTION OF PROTECTED HEALTH INFORMATION UPON TERMINATION. Upon termination of the Underlying Relationship, the Business Associate shall either return or destroy all Protected Health Information received from the Covered Entity or created or received by the Business Associate on behalf of the Covered Entity and which the Business Associate still maintains in any form. The Business Associate shall not retain any copies of such Protected Health Information. Notwithstanding the foregoing, to the extent that the Covered Entity agrees that it is not feasible to return or destroy such Protected Health Information, the terms and provisions of this Agreement shall survive termination of the Underlying Relationship and such Protected Health Information shall be used or disclosed solely for such purpose or purposes which prevented the return or destruction of such Protected Health Information.

         Section 3.3. THE COVERED ENTITY'S RIGHT OF CURE. At the expense of the Business Associate, the Covered Entity shall have the right to cure any breach of the Business Associate's obligations under this Agreement. The Covered Entity shall give the Business Associate notice of its election to cure any such breach and the Business Associate shall cooperate fully in the efforts by the Covered Entity to cure the Business Associate's breach. All requests for payment for such services of the Covered Entity shall be paid within thirty (30) days.

         Section 3.4. TRANSITION ASSISTANCE. Following the termination of the Underlying Relationship for any reason, the Business Associate agrees to provide transition services for the benefit of the Covered Entity, including the continued provision of its services required pursuant to the Underlying Relationship until notified by the Covered Entity that the alternative provider of services is able to take over the provision of such services and the transfer of the Protected Health Information and other data held by the Business Associate related to its services pursuant to the Underlying Relationship.

IV.      GENERAL PROVISIONS

         Section 4.1. EFFECT. The terms and provisions of this Agreement shall supercede any other conflicting or inconsistent terms and provisions in the Underlying Relationship to which this Agreement is attached, including all exhibits or other attachments thereto and all documents incorporated therein by reference. Without limitation of the foregoing, any limitation or exclusion of damages provisions shall not be applicable to this Agreement.

         Section 4.2. AMENDMENT. The Business Associate and the Covered Entity agree to amend this Agreement to the extent necessary to allow either party to comply with the Privacy Standards, the Standards for Electronic Transactions (45 C.F.R. Parts 160 and 162) and the Security Standards (45 C.F.R. Part 142) (collectively, the "Standards") promulgated or to be promulgated by the Secretary or other regulations or statutes. The Business Associate agrees that it will fully comply with all such Standards and that it will agree to amend this Agreement to incorporate any material required by the Standards.

         IN WITNESS WHEREOF, the parties have caused this Addendum to be executed as of the day and year first written above.


COVERED ENTITY:                     BUSINESS ASSOCIATE:


By:      _________________________  By:____________________________
Its:     _________________________  Its: ____________________________


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